                                                                       EXHIBIT 5

                                  May 11, 2004

TriCo Bancshares
63 Constitution Drive
Chico, California 95973

Ladies and Gentlemen:

         You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") which is expected to be filed by TriCo Bancshares (the "Company") on or about May 11, 2004, with respect to the offer and sale of 450,000 additional shares of the Company's common stock, $.01 par value ("Company Stock"), issuable under the TriCo Bancshares 2001 Stock Option Plan as described in the Registration Statement (the "Plan").

         We have examined such records and documents and have made such investigations of law as we have deemed necessary under the circumstances. Based on that examination and investigation, it is our opinion that the shares of Company Stock referred to above will be, when sold in accordance with the Plan and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

         We consent to the use in the Registration Statement of our name and the inclusion of this legal opinion as an exhibit to such Registration Statement.

                                          Sincerely yours,

                                          ROTHGERBER JOHNSON & LYONS LLP

                                          /s/ Rothgerber Johnson & Lyons LLP

                                     - 5 -